                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Terra Industries Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO APPEARS HERE]




                                March 31, 1998



Dear Stockholder:

     It is a pleasure for us to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of the Corporation to be held at 9:00 a.m. on Tuesday, May 5, 1998 at the Sioux City Hilton, 707 Fourth Street, Sioux City, Iowa.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the Meeting. There also will be a report to stockholders on the affairs of the Corporation, and stockholders will have an opportunity to discuss matters of interest concerning the Corporation.

     We hope all stockholders of the Corporation will be able to attend this Meeting. Please check the appropriate box on your proxy card if you plan to attend.

     It is important that you be represented whether or not you plan to attend the Meeting personally. Please promptly complete, date and return your proxy card in the enclosed return envelope to ensure that your vote will be received and counted.

     On behalf of the Board of Directors and management, we would like to express our appreciation for your support during 1997. We look forward to seeing you at the Meeting.


   /s/ Burton M. Joyce                               /s/ William R. Loomis, Jr.
       BURTON M. JOYCE                                   WILLIAM R. LOOMIS, JR.
       President and Chief Executive Officer             Chairman of the Board

[LOGO APPEARS HERE]




                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                 ---------------------------------------------


To the Stockholders:

     The Annual Meeting of Stockholders of Terra Industries Inc. (the "Corporation") will be held at the Sioux City Hilton, 707 Fourth Street, Sioux City, Iowa, on Tuesday, May 5, 1998 at 9:00 a.m., central daylight time, for the following purposes:

     (a)  to elect directors of the Corporation;

     (b) to ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent accountants for the Corporation for 1998; and

     (c) to transact such other business as may properly come before the Meeting.

     Only stockholders of record of the Corporation's Common Shares at the close of business on March 6, 1998 are entitled to notice of, and to vote at, the Meeting.


                                        /s/ George H. Valentine
                                        GEORGE H. VALENTINE
                                        Senior Vice President, General Counsel
                                        and Corporate Secretary


March 31, 1998

                                PROXY STATEMENT

General

     The Annual Meeting of Stockholders of Terra Industries Inc. (the "Corporation") will be held at the Sioux City Hilton, 707 Fourth Street, Sioux City, Iowa, on Tuesday, May 5, 1998 at 9:00 a.m., central daylight time.

     The mailing address of the principal executive offices of the Corporation is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa, 51102-6000. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about March 31, 1997.

     The accompanying proxy is solicited by the Board of Directors of the Corporation. It may be revoked by written notice given to the Corporate Secretary of the Corporation at any time before being voted. Proxies in this form, properly executed, duly returned to the Corporation and not revoked, will be voted for the election of directors (except to the extent that authority therefor is withheld), and on the other matters described in this Proxy Statement, in accordance with the instructions in the proxy. The Board of Directors is not aware on the date hereof of any matter proposed to be presented at the Meeting other than the election of directors and the ratification of its selection of independent accountants. If any other matter is properly presented, the persons named in the accompanying form of proxy will have discretionary authority to vote thereon according to their best judgment. Presence at the Meeting does not of itself revoke the proxy.

Securities Entitled to Vote

     The only securities entitled to be voted at the Meeting are the Corporation's Common Shares, and only holders of record on the close of business on March 6, 1998 (the "record date") are entitled to vote. The Common Shares are each entitled to one vote per share, all voting together as a single class. There were 74,945,211 Common Shares issued and outstanding on March 6, 1998.

Vote Required

     In the election of directors, the holders of Common Shares are entitled to one vote for each Share held on the record date for each director being elected (with no cumulative voting permitted), and on all other matters to one vote for each Share held. Under Maryland law and the Corporation's Restated Articles of Incorporation and Bylaws, the affirmative vote of a plurality of the combined votes cast by the holders of the Common Shares is necessary to elect a director. On the ratification of independent accountants, the aggregate number of votes cast, i.e., those stockholders voting "for" or "against" the matter, but not those abstaining from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the matter, and the total number of votes cast "for" will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the matter. An abstention from voting on the ratification of independent accountants by a stockholder at the Annual Meeting, as well as broker non-votes will be considered for purposes of determining the number of Common Shares present at the Meeting; however, such abstentions and broker non-votes will not be considered a vote "for" or "against" the matter, and will therefore not be considered in determining whether or not the proposal passed.

     Taurus International S.A. and Taurus Investments S.A., the Corporation's 51.4% and 5.3% stockholders as of December 31, 1997, respectively, are subsidiaries of Minorco, a company incorporated under the laws of Luxembourg as a societe anonyme. Each of Taurus International, Taurus Investments and Minorco have advised the Corporation that they intend to vote the Common Shares registered in the name of Taurus International and Taurus Investments for the election of each of the directors set forth in this Proxy Statement and for the ratification of independent accountants as set forth herein, thereby ensuring the election of each of the directors and the approval of the selection of independent accountants.

                             ELECTION OF DIRECTORS

Nominees

     The Board of Directors currently consists of ten members who are elected to hold office until the next Annual Meeting or until their successors are duly elected and qualified or their earlier resignation or removal. The affirmative vote of a plurality of the combined votes cast by the holders of Common Shares voting thereon is necessary to elect a director. If no contrary indication is made, proxies in the accompanying form are to be voted for the nominees named below or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not now expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy. All nominees named below are incumbent members of the Board of Directors. Set forth below opposite the name and age of each nominee are his or her present positions and offices with the Corporation, his or her principal occupations during the past five years, and the year in which he or she was first elected a director of the Corporation.

                                                                                                    Year first
                                    Present positions and offices with the Corporation and           elected
     Name and Age               principal occupations and positions during the past five years       Director
     ------------               --------------------------------------------------------------       --------
Edward G. Beimfohr (65)         Partner, Lane & Mittendorf (a New York law firm) since                 1994
                                prior to 1990.

Carole L. Brookins (54)         Founder, Chairman and Chief Executive Officer of World                 1993
                                Perspectives, Incorporated (an information, analysis
                                and consulting firm specializing in agricultural
                                policies, markets and issues) since 1980.

Edward M. Carson (68)           Retired; Chairman of the Board and Chief Executive                     1983
                                Officer of First Interstate Bancorp (a bank holding
                                company) from June 1990 to May 1995 and President
                                thereof from January 1985 to May 1990.

David E. Fisher (55)            Finance Director of Minorco (an international natural                  1993
                                resources company) since January 1990.

Burton M. Joyce (56)            President and Chief Executive Officer of the Corporation since         1986
                                May 1991; Executive Vice President and Chief Operating Officer
                                thereof from February 1988 to May 1991.

Anthony W. Lea (49)             Executive Director and member of Executive Committee                   1994
                                of Minorco since prior to 1990; Joint Managing
                                Director thereof from January 1990 to December 1992;
                                Director of Anglo American Corporation of South Africa
                                Limited since November 1993.

William R. Loomis, Jr. (49)     Chairman of the Board of Directors of the Corporation                  1996
                                since May 1996; Chairman, President and Chief
                                Executive Officer of Minorco (U.S.A.) Inc. since March
                                1996; Managing Director of Lazard Freres & Co. LLC (an
                                investment banking firm) since June 1995; General
                                Partner in the Banking Group of Lazard Freres & Co.
                                from 1984 to June 1995.

                                                                                               Year first
                            Present positions and offices with the Corporation and              elected
     Name and Age           principal occupations and positions during the past five years      Director
     ------------           --------------------------------------------------------------      --------

John R. Norton III (68)     Chairman and Chief Executive Officer of J. R. Norton                  1993
                            Company (an agricultural production company) since
                            1972. Between May 1985 and February 1986, Mr. Norton
                            served as a U.S. Deputy Secretary of Agriculture and
                            was not an officer of J. R. Norton Company during that
                            period.

Henry R. Slack (48)         Chief Executive and member of Executive Committee of                  1983
                            Minorco since December 1992; President thereof since
                            September 1985 and Director thereof since 1981.

Robert L. Thompson (52)     President and Chief Executive Officer of Winrock                      1997
                            International (an international agricultural
                            development firm) since July 1993; Dean of Agriculture
                            at Purdue University from 1987 to 1993; Assistant
                            Secretary to Economics at the U.S. Department of
                            Agriculture from 1985 to 1987; Senior Staff Economist,
                            President's Council of Economic Advisers from 1983 to
                            1985.

     In addition, several directors of the Corporation are also directors of other companies that are subject to the reporting requirements of the U.S. federal securities laws. Mr. Carson is a director of Aztar Corporation, Castle & Cooke, Inc., Schuff Steel Company and Wells Fargo & Company; Mr. Joyce is a director of IPSCO Inc.; Mr. Lea is a director of Engelhard Corporation; Mr. Loomis is a director of Engelhard Corporation; Mr. Norton is a director of Apollo Group, Inc., Arizona Public Service Company, Aztar Corporation, Pinnacle West Capital Corporation and Suncor, Inc.; and Mr. Slack is a director of Engelhard Corporation.

Board of Directors and Committees

     During the Corporation's last fiscal year, its Board of Directors held six meetings. Each member attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of the Board of Directors of which he or she was a member, except that Mr. Slack did not attend two meetings of the Board of Directors and one meeting of the Personnel Committee.

     The Board of Directors of the Corporation has an Audit Committee, an Executive Committee and a Personnel Committee. The Board of Directors does not have a nominating committee. The Audit Committee, which met three times in 1997, is currently comprised of Ms. Brookins, Mr. Norton and Mr. Thompson. The Audit Committee's functions include reviewing the Corporation's procedures for reporting financial information to the public, recommending annually to the Board of Directors a firm of independent accountants to audit and review the Corporation's books and records and approving the scope of such firm's audit, reviewing reports and recommendations and fees of the Corporation's independent accountants, reviewing the scope of all internal audits and reports and recommendations in connection therewith and reviewing non-audit services provided by the Corporation's independent accountants.

     The Executive Committee, which did not meet last year, is currently comprised of Messrs. Carson, Joyce, Loomis and Slack. The Executive Committee is authorized to exercise, to the extent permitted by law, all the power and authority of the Board of Directors in the management of the Corporation between meetings of the Board.

     The Personnel Committee, which met three times last year, is currently comprised of Messrs. Beimfohr, Carson and Slack. Its functions include administering certain employee benefit plans, recommending to the Board of Directors the appointment of executive officers of the Corporation, establishing the compensation to be paid to such individuals and establishing compensation administration guidelines generally for the Corporation and its subsidiaries, and, in consultation with management, establishing and administering significant personnel policies of the Corporation.

     The Board of Directors of the Corporation establishes from time to time Special Committees of the Board, whose functions are specifically delegated at the time of establishment. In addition, the Board of Directors and committees of the Board of Directors take action by unanimous written consent in lieu of a meeting from time to time.

Equity Security Ownership

     Principal Stockholders. The following table shows, based on information reported to the Corporation by or on behalf of such persons, the ownership, as of December 31, 1997, of the Corporation's securities by the only persons known to the Corporation to be the beneficial owners of more than five percent of any class of the Corporation's voting securities.

=========================================================================================
    Name and address of                                  Amount and nature     Percentage
     beneficial owner                Title of class        of beneficial        of class
                                                             ownership
-----------------------------------------------------------------------------------------
Taurus International S.A.
9 rue Sainte Zithe                   Common Shares      38,560,725 sole             51.4%
L-2763 Luxembourg City                                  voting and
Grand Duchy of Luxembourg                               investment power
-----------------------------------------------------------------------------------------
Taurus Investments S.A.
9 rue Sainte Zithe                   Common Shares      4,000,000 sole              5.3%
L-2763 Luxembourg City                                  voting and
Grand Duchy of Luxembourg                               investment power
-----------------------------------------------------------------------------------------
Minorco                              Common Shares      42,560,725 sole
9 rue Sainte Zithe                                      voting power                56.7%
L-2763 Luxembourg City                                  through its
Grand Duchy of Luxembourg                               subsidiaries Taurus
                                                        International and
                                                        Taurus Investments
-----------------------------------------------------------------------------------------
Sasco Capital, Incorporated          Common Shares      5,221,200                    7.0%
10 Sasco Hill Road                                      sole investment
Fairfield, CT 06430                                     power (sole voting
                                                        power over
                                                        3,132,400)
-----------------------------------------------------------------------------------------
Pioneering Management Corporation    Common Shares      4,739,500                    6.3%
60 State Street                                         sole voting and
Boston, MA 02109                                        investment power
=========================================================================================

     Each of Taurus International S.A. and Taurus Investments S.A. is a company incorporated under the laws of Luxembourg as a societe anonyme and is wholly owned by Minorco. Minorco is a company incorporated under the laws of Luxembourg as a societe anonyme and is an international natural resources company with operations in gold, base metals, industrial minerals, paper and packaging and agribusiness. The capital stock of Minorco is owned in part as follows: approximately 45.6%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, and approximately 22.5%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company. Approximately 38.5% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29.4% of the capital stock of Centenary and approximately 32.5% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 9.5% of Centenary.

     Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American, Chairman and a director of Centenary and De Beers, and a director of Minorco, and Mr. Slack, a director of the Corporation, Chief Executive, President and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 7% of the outstanding shares of Minorco and approximately 8% of the outstanding shares of Anglo American. Messrs. Beimfohr, Fisher, Lea and Loomis are also directors of Minorco. Mr. Fisher is also a director of Taurus International and Taurus Investments. Mr. Lea is also a director of Anglo American and Taurus Investments. Minorco and certain affiliates of Minorco have engaged in certain transactions with the Corporation as described under the caption "Certain Relationships and Related Transactions" below.

     Directors and Officers. The following table shows the equity securities of the Corporation and its subsidiaries that were beneficially owned by each of the following individuals as of December 31, 1997: directors and nominees individually, the chief executive officer (who is also a director), the four other most highly compensated executive officers, and the directors and executive officers of the Corporation as a group.

                                                        Number of Common Shares
        Name                                             Beneficially Owned/1//
        ----                                             ----------------------
     E.G. Beimfohr.............................................  5,000
     M.L. Bennett.............................................. 78,535/2//
     C.L. Brookins.............................................    800
     E.M. Carson...............................................  1,000
     D.E. Fisher...............................................    250
     L.S. Hlobik............................................... 66,580/2/
     B.M. Joyce................................................816,252/2//
     A.W. Lea..................................................    250
     W.R. Loomis, Jr........................................... 25,000
     F.G. Meyer................................................113,019/2//
     J.R. Norton III...........................................  1,031
     H.R. Slack................................................    250
     R.L. Thompson.............................................    250
     G.H. Valentine............................................ 97,775/2/

     Directors and all executive officers
        as a group (17 persons)..............................1,397,763/2//

-------------

/1// Each director, nominee or executive officer has sole voting and investment power over the shares shown as beneficially owned. Each director, nominee and executive officer individually beneficially owned less than one percent, and the directors and executive officers as a group owned approximately 2% of the total issued and outstanding Common Shares of the Corporation. The number of Common Shares shown also reflect the ownership of certain restricted Common Shares subject to certain performance related vesting conditions and Common Shares under the Corporation's Employees' Savings and Investment Plan as of December 31, 1997.

/2// The number of Common Shares shown as beneficially owned by Messrs. Bennett, Hlobik, Joyce, Meyer and Valentine and by all directors and executive officers as a group, include 10,000, 10,000, 570,000, 27,700, 9,333 and
     682,032 Common Shares, respectively, as to which such person or group had the right to acquire beneficial ownership pursuant to the exercise, on or before May 5, 1998, of employee stock options. No other individual listed held any stock options for Common Shares that are exercisable on or before May 5, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers, directors and greater than ten percent beneficial owners to file initial reports ofownership and reports of changes in beneficial ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's executive officers and directors, all of the Corporation's officers, directors and greater than ten percent beneficial owners made all required filings.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (determined as of the end of the last fiscal year), (hereafter referred to as the "named executive officers"), for the fiscal years ended December 31, 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

=====================================================================================================

                                               Annual Compensation

-----------------------------------------------------------------------------------------------------

        Name and                                                                      Other Annual
   Principal Position                Year         Salary/1/          Bonus/2/        Compensation/3/
-----------------------------------------------------------------------------------------------------
Burton M. Joyce                      1997        $614,539            $375,000            $4,154
President and                        1996         543,115             450,000             3,764
Chief Executive Officer              1995         485,257             375,000             3,513

Michael L. Bennett                   1997         207,346             120,063             2,120
Executive Vice                       1996         270,039             108,600             1,943
President and Chief                  1995         171,442             109,633             1,943
Operating Officer

Lawrence S. Hlobik/7/                1997         225,346             111,413               --
Sr. Vice President and               1996         200,385             119,900               --
President, Nitrogen                  1995         143,180              85,781               --
Division

Francis G. Meyer                     1997         239,115              71,224             1,830
Sr. Vice President and               1996         223,769              91,800             1,581
Chief Financial Officer              1995         186,330              94,172             1,664

George H. Valentine                  1997         209,116              82,049             2,120
Sr. Vice President,                  1996         195,654              99,300             1,943
General Counsel and                  1995         165,782             104,520             1,943
Corporate Secretary

=====================================================================================================

========================================================================================================
                                                        Long-Term Compensation
                                                ---------------------------------------
                                                          Awards                Payouts
                                                ---------------------------------------
                                                 Restricted                                    All Other
       Name and                                    Stock                           LTIP         Compen-
  Principal Position            Year            Award(s)/4/        Options       Payouts       sation/5/
--------------------------------------------------------------------------------------------------------
Burton M. Joyce                 1997                  --           162,000          --          $26,424
President and                   1996             $1,828,125/6/      60,000          --           24,682
Chief Executive Officer         1995                  --              --            --           21,985

Michael L. Bennett              1997                  --            56,000          --           11,602
Executive Vice                  1996                365,625/6/      30,000          --            9,022
President and Chief             1995                  --              --            --            7,714
Operating Officer

Lawrence S. Hlobik/7/           1997                  --            40,000          --            9,763
Sr. Vice President and          1996                558,750/6/      30,000          --            8,807
President, Nitrogen             1995                191,250/7/        --            --           86,516
Division

Francis G. Meyer                1997                  --            36,000          --            9,478
Sr. Vice President and          1996                365,625/6/      30,000          --            9,084
Chief Financial Officer         1995                  --              --            --            8,385

George H. Valentine             1997                  --            36,000          --            8,289
Sr. Vice President,             1996                292,500/6/      28,000          --            7,986
General Counsel and             1995                  --              --            --            7,459
Corporate Secretary
=======================================================================================================

/1/ "Salary" includes amounts deferred at the election of the named executive officer under the Corporation's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan.

/2/ "Bonus" includes amounts awarded under the Corporation's Incentive Award Program for Key Executives.

/3/ "Other Annual Compensation" includes tax reimbursements or "gross-ups" provided to the named executive officers. While the named executive officers enjoy certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

/4/ The number of restricted Common Shares ("Restricted Shares") held, and the value thereof (shown in parenthesis), at December 31, 1997 by each of the named executive officers is: Burton M. Joyce: 125,000 ($1,632,813); Michael
     L. Bennett: 37,000 ($483,313); Lawrence S. Hlobik: 55,000 ($718,438);
     Francis G. Meyer: 37,000 ($483,313); and George H. Valentine: 30,000 ($391,875). During the restricted period, a holder of Restricted Shares is entitled to all benefits incidental to ownership of the Common Shares, including voting the Common Shares and receiving such dividends as from time to time may be declared by the Board of Directors of the Corporation.

/5/ "All Other Compensation" includes amounts contributed, allocated or accrued for the named executive officers under the Corporation's Employees Savings and Investment Plan and Supplemental Deferred Compensation Plan. In the case of Mr. Hlobik, his reported amount under this column in 1995 also includes taxable relocation compensation.

/6/ On November 12, 1996, the Personnel Committee of the Corporation's Board of Directors approved the grant of 125,000, 25,000, 25,000, 25,000 and 20,000
     Restricted Shares under the Corporation's 1992 Stock Incentive Plan to each of Messrs. Joyce, Bennett, Hlobik, Meyer and Valentine, respectively. The closing per share price of the Common Shares on the New York Stock Exchange ("NYSE") on the date of award was $14.625. The restrictions lapse (i) if the executive remains employed by the Corporation until November 12, 2005 or (ii) with respect to 25%, 25% and 50% of these Restricted Shares if, prior to November 12, 2001, the 30 business day average closing price of the Common Shares on the NYSE is at least $20.50, $22.50 and $24.625 per share, respectively. The restrictions lapse earlier in the event of a change in control. See "Employee Contracts and Termination of Employment and Change in Control Arrangements".

     Mr. Hlobik also received a grant of 15,000 Restricted Shares as approved by the Personnel Committee on February 19, 1996. The closing per share price of the Common Shares on the NYSE on the first trading day following the date of award was $12.875. The restrictions lapse with respect to 50%, 25% and 25% of these Restricted Shares if, prior to February 20, 2002, the 30 business day average closing price of the Common Shares on the NYSE is at least $16.375, $18.25 and $20.00 per share, respectively. The restrictions lapse earlier under certain circumstances involving a change in control. See "Employee Contracts and Termination of Employment and Change in Control Arrangements".

/7/ Mr. Hlobik joined the Corporation as Senior Vice President, Marketing of the Nitrogen Division in February 1995 and was promoted to Senior Vice President of the Corporation and President, Nitrogen Division in February 1996. On February 16, 1995, the Personnel Committee approved the grant of 15,000 Restricted Shares to Mr. Hlobik. The closing price of the Common Shares on the NYSE on the date of award was $12.75. The restrictions lapse with respect to 50%, 25% and 25% of these Restricted Shares if, prior to June 16, 2001, the 30 business day average closing price of the Common Shares on the NYSE is at least $16.25, $18.125 and $19.875 per share, respectively. The restrictions lapse earlier under certain circumstances involving a change in control. See "Employee Contracts and Termination of Employment and Change in Control Arrangements".

Stock Options

     The following table contains information concerning the grant of options to purchase the Corporation's Common Shares granted in 1997 under the Corporation's stock incentive plans to the named executive officers. No stock appreciation rights were granted under the Plan during fiscal year 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

============================================================================================================================
                                                                                                  Potential Realizable Value
                                                                                                       at Assumed Annual
                                      Individual Grants                                              Rates of Stock Price
                                                                                                         Appreciation
                                                                                                      for Option Term/2/
----------------------------------------------------------------------------------------------------------------------------
                                                % of Total
                            Number of         Options Granted
                             Options           to Employees       Exercise or Base  Expiration
Name                    Granted in 1997/1/        in 1997         Price Per Share      Date           5%             10%
----------------------------------------------------------------------------------------------------------------------------
Burton M. Joyce              162,000               18.6%              $12.125        12/15/07     $1,235,306      $3,130,509

Michael L. Bennett            56,000                6.4                12.125        12/15/07        427,019       1,082,151

Lawrence S. Hlobik            40,000                4.6                12.125        12/15/07        305,014         772,965

Francis G. Meyer              36,000                4.1                12.125        12/15/07        274,513         695,669

George H. Valentine           36,000                4.1                12.125        12/15/07        274,513         695,669
=============================================================================================================================

/1/ The Options vest in one-third increments on the business day following each of the first, second and third anniversary of the date of grant. The options are exercisable with respect to all of the Common Shares set forth above following a change in control. See "Employment Contracts and Termination of Employment and Change in Control Arrangements".

/2/ The amounts reflected in the table represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises by the named executive officers depend on the future performance of the Corporation's Common Shares and overall market conditions, as well as continued employment.

Option Exercises and Year-End Value Table

     The following table provides information concerning the exercise of stock options during 1997 as well as the number and value of unexercised options to purchase the Corporation's Common Shares granted under stock incentive plans of the Corporation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1997 OPTION VALUES

================================================================================================================
                                                       Number of Unexercised           Value of Unexercised
                      Number of shares     Value      Options at December 31,        in-the-Money Options at
       Name             acquired on       Realized              1997                  December 31, 1997/1/
                      exercise in 1997              ------------------------------------------------------------
                                                     Exercisable   Unexercisable     Exercisable   Unexercisable
----------------------------------------------------------------------------------------------------------------
Burton M. Joyce            25,000         $73,438      570,000        327,000       $3,598,750       $472,188

Michael L. Bennett          -0-             -0-         10,000         76,000           -0-            52,500

Lawrence S. Hlobik          -0-             -0-         10,000         60,000           -0-            37,500

Francis G. Meyer            4,000         $10,625       27,700         56,000          121,644         33,750

George H. Valentine         -0-             -0-          9,333         54,667           -0-            33,750
================================================================================================================

/1/ Based on the closing price on the New York Stock Exchange-Composite Transaction of the Corporation's Common Shares on December 31, 1997 ($13.0625).

                              PENSION PLAN TABLES

     The following table shows for employees retiring in 1997 the estimated annual retirement benefit payable on a straight life annuity basis under the Employee's Retirement Plan of the Corporation (the "Retirement Plan") and the Corporation's Excess Benefit Plan (the "Excess Benefit Plan"), on a non-contributory basis, which covers Burton M. Joyce and certain other employees of the Corporation, at various levels of accrued service and compensation.

==========================================================================================
                                          Years of Credited Service
    Remuneration
                  ------------------------------------------------------------------------
                       5           10          15          20          25          30
------------------------------------------------------------------------------------------
      $150,000      $12,347     $24,695     $37,042     $49,390     $61,737     $74,084
       250,000       21,097      42,195      63,292      84,390     105,487     126,584
       500,000       42,972      85,945     128,917     171,890     214,862     257,834
       750,000       64,847     129,695     194,542     259,390     324,237     389,084
     1,000,000       86,722     173,445     260,167     346,890     433,612     520,334
==========================================================================================

     "Compensation" under the Retirement Plan includes all salaries and wages paid to a participant, including bonuses, overtime, commissions and amounts the participant elects to defer under the Corporation's Employee's Savings and Investment Plan. Covered earnings are limited by Section 401(a)(17) of the Internal Revenue Code ("Code") to $160,000 in 1997. The above benefits are subject to the limitations of Section 415 of the Code, which provided for a maximum annual payment of approximately $125,000 in 1997. Under the Excess Benefit Plan, however, the Corporation will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the Retirement Plan but for such limitations. "Compensation" under the Excess Benefit Plan also includes amounts deferred under the Supplemental Deferred Compensation Plan. Eligible compensation for Burton M. Joyce as of the end of the last calendar year is $1,064,539 and the estimated years of service for Mr. Joyce is 11.

     Certain executive officers of the Corporation and certain other employees of the Corporation are entitled to the estimated annual retirement benefit under the Retirement Plan and Excess Benefit Plan as set forth in the following table:

==========================================================================================
                                          Years of Credited Service
    Remuneration
                  ------------------------------------------------------------------------
                       5           10          15          20          25          30
------------------------------------------------------------------------------------------
      $150,000      $10,847     $21,695     $32,542     $43,390     $54,237     $65,084
       250,000       18,597      37,195      55,792      74,390      92,987     111,584
       500,000       37,972      75,945     113,917     151,890     189,862     227,834
       750,000       57,347     114,695     172,042     229,390     286,737     334,084
     1,000,000       76,722     153,445     230,167     306,890     383,612     460,334
==========================================================================================

     Eligible compensation for the following named executive officers as of the end of the last calendar year is: Michael L. Bennett: $378,946; Lawrence S.
Hlobik: $345,246; Francis G. Meyer: $330,915, and

George H. Valentine: $308,416. The estimated years of service for each such officer is as follows: Michael L. Bennett: 24; Lawrence S. Hlobik: 3; Francis G.
Meyer: 15 and George H. Valentine: 4.

     Eligible compensation for each of the named executive officers includes the salary paid in 1997 to each of the named executive officers plus the bonus paid in 1997 to such executive officers for service to the Corporation and its subsidiaries in 1996. Amounts reported in the table entitled "Summary Compensation Table" for 1997 include the salary paid to each of the named executive officers in 1997 plus the bonus paid to such executive officers in 1998 for service to the Corporation and its subsidiaries in 1997.

Employee Contracts and Termination of Employment and Change in Control Arrangements

     Stock awards granted after October 1996 to the named executive officers automatically vest or become exercisable in the event of any of the following changes in control of the Corporation: (i) any person or group of persons (other than Minorco and its affiliates) acquires beneficial ownership of the outstanding securities of the Corporation in an amount having, or convertible into securities having, 25% or more of the ordinary voting power for the election of directors of the Corporation, provided that this 25% beneficial ownership trigger shall apply only when Minorco and its affiliates no longer own 50% or more of the voting shares of the Corporation; (ii) during a period of not more than 24 months, a majority of the Board of Directors of the Corporation ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors; (iii) all or substantially all of the individuals and entities who were the beneficial owners of the Corporation's outstanding securities entitled to vote do not own more than 60% of such securities in substantially the same proportions following a shareholder approved reorganization, merger, or consolidation; or (iv) shareholder approval of either (A) a complete liquidation or dissolution of the Corporation or (B) a sale or other disposition of all or substantially all of the assets of the Corporation, or a transaction having a similar effect.

     Stock awards granted prior to November 1996 automatically vest or become exercisable beginning on the day that any such officer's employment with the Corporation is terminated involuntarily or such officer's responsibilities or compensation are substantially reduced, if such termination or reduction occurs within twelve months of the date on which any person or group of persons acting in concert (other than Minorco and its affiliates) acquires beneficial ownership of the outstanding securities of the Corporation in an amount having, or convertible into securities having, 50% or more of the ordinary voting power for the election of directors of the Corporation.

Director Compensation

     Each director who is not an officer or employee of the Corporation or of one of its subsidiaries receives an annual retainer of $18,000 for services as a director. In addition, such directors receive a fee of $1,000 for each Board meeting attended and a fee of $800 for each Committee meeting attended (a chairperson receives a fee of $2,000 for each Committee meeting attended in the role of chairperson) and such directors are reimbursed for their expenses of attending such meetings. Mr. Loomis, the Chairman of the Board of Directors, receives an annual retainer of $100,000 for his services.

Performance Graph

     The SEC requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S & P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation.

     The graph appearing below assumes the investment at the market close on the last trading day in 1992, of $100 in Common Shares of the Corporation, the S & P 500 Stock Index and an industry peer group. The peer group designated "Industry Peer Group" consists of the following companies selected by the Corporation: Ag Services of America Inc.; Agrium Inc.; DEKALB Genetics Corporation; Freeport-McMoRan Resource Partners, Limited Partnership; IMC Global Inc.; LESCO, Inc.; Methanex Corp.; Mississippi Chemical

Corporation; Potash Corporation of Saskatchewan Inc.; The Scotts Company and Terra Nitrogen Company, L.P. The Corporation selected the Industry Peer Group to reflect as closely as possible its business as a producer of nitrogen fertilizer, crop production products, seed and services for agricultural, turf, ornamental and other growers as well as a producer of nitrogen products and methanol for industrial customers.

               [FIVE-YEAR STOCK PERFORMANCE GRAPH APPEARS HERE]

                                      ------------------------------------------------------
                                                           December 31,
--------------------------------------------------------------------------------------------
                                        1992     1993     1994      1995     1996     1997
--------------------------------------------------------------------------------------------
Terra Industries Inc.                    100      161      221       304      321      288
--------------------------------------------------------------------------------------------
S & P 500 Stock Index                    100      110      112       153      189      252
--------------------------------------------------------------------------------------------
Industry Peer Group                      100      117      132       179      206      189
--------------------------------------------------------------------------------------------

     The graph appearing above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

     Mr. Slack, a director and member of the Personnel Committee of the Board of Directors of the Corporation, is an executive officer and director of Minorco. The Corporation has engaged in certain transactions with Minorco and its affiliates as discussed under the caption "Certain Relationships and Related Transactions" below.

                        REPORT ON EXECUTIVE COMPENSATION
General Policy

     The foundation of the Corporation's compensation policy is to retain and motivate executive officers and other employees who are capable of leading the Corporation in achieving its business objectives and in creating stockholder value. The compensation of executive officers is reviewed and approved annually by the Personnel Committee of the Board of Directors of the Corporation (the "Committee"), which is comprised entirely of directors that are not employees of the Corporation. The Corporation's executive compensation program is designed to be (i) competitive, (ii) tied to performance and (iii) aligned with stockholder interests. The three general elements in the Corporation's executive compensation program consist of base salary, annual incentive awards under the Corporation's Incentive Award Program for Key Executives (the "Key Executive Plan"), and long-term incentive compensation in the form of stock options, restricted stock or other award opportunities offered under the Corporation's stock incentive plans approved by stockholders (the "Long-Term Plans"). As an executive officer's level of responsibility increases, a greater portion of his or her total compensation is based on annual and long-term incentive compensation and less on base salary.

     Compensation opportunities for the Corporation's executive officers are intended to be fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities at other companies engaged in similar business as the Corporation and with other companies of similar size or market capitalization ("Performance Peer Group"). The Performance Peer Group includes virtually all of the companies in the Industry Peer Group, supplemented with companies from the chemical and distribution industries to reflect the Corporation's diversified operations, larger revenue base than typical among the Industry Peer Group companies, and competition for executive officers from companies other than those included in the Industry Peer Group. The Committee periodically obtains advice from an independent consultant concerning total compensation competitiveness against the Performance Peer Group, including salary, annual incentives, and long-term awards. In addition, competitive information is obtained at least annually from various sources on salary and annual incentive levels for comparable executive positions among companies covering a wide variety of industry segments, including non-durable goods manufacturers, chemical companies, and distribution and other non-manufacturing companies.

     Since the total compensation, exclusive of stockholder approved stock option grants and existing deferral plans, for any executive has thus far been below the $1 million threshold at which tax deductions are limited under the Internal Revenue Code, the Committee has not had to address issues relative thereto. In the event total compensation for any executive may exceed the $1 million threshold in the future, the Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the Committee may take such actions it deems to be in the best interest of the stockholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral of a portion of the bonus or other compensation to a time when payment may be deductible by the Corporation; and/or
(iii) modify existing programs to qualify bonuses or other performance-based compensation to be exempt from the deduction limit.

Base Salary

     Annual base salaries paid to the Corporation's executive officers are fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities in the Performance Peer Group.

     Changes in the base salaries of executive officers (other than Burton M. Joyce, the Corporation's President and Chief Executive Officer) are reviewed by the Committee annually with Mr. Joyce and the Vice President-Human Resources and are largely based on the individual's performance and contribution to the Corporation. In addition, the Committee periodically obtains advice from an independent compensation consultant concerning salary competitiveness. The salary survey and other information provided by the compensation consultant is then considered along with factors relating to the executive officer's performance to determine appropriate adjustments to base salaries. The base salaries of the executive officers of the Corporation in 1997 were generally fixed at levels near the midpoint of the Performance Peer Group for comparable positions. The Committee determines base salary in the case of a significant promotion or new hire on a basis consistent with the Corporation's general compensation policy.

Annual Incentive Awards

     Under the Key Executive Plan, which is reviewed and approved by the Committee in the first quarter of each year, an incentive award pool is established based on a target percentage of executive officers' salaries and the achievement of certain financial goals proposed by management to the Committee (the "Targeted Goals"). The incentive award pool is then increased or reduced based on the Corporation's performance measured against the Targeted Goals. Annual incentive payments for individual executive officers are based on their target percentage, which generally increases as the executive officer's level of responsibility increases. Awards are then increased or reduced based on the individual executive officer's achievement of specified objectives established at the beginning of each fiscal year, individual job performance and the size of the incentive award pool. The Targeted Goals include one set of goals for the corporate group and another set for each of the Corporation's two divisions. Some individuals participate in part or in whole based on divisional goals, but the executive officers as a group participate primarily based on the corporate goals.

     For awards to participants in 1998 under the Key Executive Plan regarding service to the Corporation in 1997 (the "1997 Plan"), the Targeted Goals for the corporate group were based on net income and return-on-equity, with net income receiving a 50% weight and return-on-equity receiving the remaining 50%. Incentive compensation awarded in 1998 under the 1997 Plan to the named executive officers reflected individual achievements on specified objectives and the Corporation's attainment of 87.5% of the net income goal and 87.3% of the return-on-equity goal, or 87.4% overall achievement under the 1997 Plan.

Long Term Awards

     Long-term incentive awards under the Long-Term Plans are designed to provide an incentive to executive officers in increasing stockholder value on a sustained basis. Based on various factors, including the recommendations of an independent compensation consultant, the Committee issues from time to time incentive stock options, non-qualified stock options and restricted shares. The Committee also periodically grants awards in the case of significant promotions or new hires on a basis consistent with the Corporation's general compensation policy.

     After reviewing the Long-Term Plans and recommendations of its independent consultant, the Committee determined in 1996 to grant stock options annually to key employees and restricted shares every two years to a small group of high ranking executives. Based on the recommendations of the independent consultant, the Committee determined the appropriate number of stock options that were granted to key executives in December 1997. The stock options vest in one-third increments over a three year period. Individual awards continue to take into account the respective scope of accountability, strategic and operational responsibilities and the contribution of each executive officer. No restricted shares were granted in 1997.

     In deciding to grant long-term incentive awards to the Corporation's executive officers, the Committee recognizes that the value of the awards will not be immediately realized, will be dependent on building profitability and stockholder value well after the date of grant and will provide a continuing incentive to executive officers long after the award has actually been earned.

CEO Compensation

     Base Salary. In determining the base salary of Mr. Joyce for 1997, the Committee (with the advice of an independent compensation consultant) considered his then current salary relative to the competitively determined salary range for a comparable position in companies within the Performance Peer Group, as well as Mr. Joyce's continued success in improving the Corporation's operating results and stockholder value. No specific weight was assigned to these factors in determining Mr. Joyce's base salary increase for 1997. Based on the foregoing, Mr. Joyce's salary was increased, effective April 1, 1997 to $635,000 from $559,000. Mr. Joyce's 1997 base salary was fixed at a level below the midpoint of the Performance Peer Group.

     Annual Incentive Awards. Mr. Joyce's target percentage for purposes of calculating his annual incentive award under the 1997 Plan was 60%. Based on Mr. Joyce's annual salary at December 31, 1997, and taking into consideration the relative achievement of the Targeted Goals for 1997 (as discussed above) and other factors, his incentive award in 1998 under the 1997 Plan was $375,000.

     Long Term Awards. The award of employee stock options to Mr. Joyce in 1997 was fixed generally consistent with awards to other executive officers under the Long-Term Plans. The Committee determined (with the advice of an independent compensation consultant) that the number of stock options granted to Mr. Joyce should be larger than the number of awards granted to other executive officers of the Corporation under the Long-Term Plans given his high level of responsibility. After consideration of, among other factors, the value of incentive awards typically given chief executive officers of companies within the Performance Peer Group, the Committee concluded that a grant to Mr. Joyce of stock options to purchase 162,000 of the Corporation's Common Shares was appropriate. Similar to the awards granted to the other executive officers of the Corporation, the options granted to Mr. Joyce vest in one-third increments over a three year period.

    E. G. Beimfohr             E. M. Carson          H. R. Slack, Chairman

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation subleased office space in 1997 to a subsidiary of Minorco on an arms-length basis. This subsidiary of Minorco paid the Corporation approximately $340,000 in 1997 for such sublease. This sublease expires on June 30, 1998.

     During 1997, the Corporation and an affiliate of Minorco engaged in two transactions in the ordinary course of their respective businesses. The Corporation purchased approximately $550,000 of catalysts for its plants. The terms of each transaction was based on arms-length negotiations. The Corporation may continue to purchase catalysts from such affiliate of Minorco in the future.

     The Corporation purchased the United Kingdom nitrogen fertilizer business of Imperial Chemical Industries Plc on December 31, 1997. On the date of this purchase, Minorco temporarily provided at no cost to the Corporation a guaranty of certain of the Corporation's indebtedness. This guaranty was released on January 15, 1998.

     The new U.K. business will purchase in the ordinary course of its 1998 business and on an arms-length basis potash from a subsidiary of Minorco. The U.K. business, under the ownership of ICI, had been purchasing all its potash requirements from such subsidiary of Minorco. Potash is used in the U.K. business along with ammonium nitrate as an ingredient in the manufacture of blended fertilizers. These blended fertilizers represent approximately 5% or less of sales for the U.K. business.

     From time to time the Corporation utilizes one or more investment banking firms to advise on potential transactions. Although Lazard Freres & Co. LLC has in the last year provided certain advisory services to the Corporation in connection with a possible joint venture or other transaction, Lazard Freres & Co. LLC did not receive any compensation pursuant to the engagement. William R. Loomis, Jr., the Chairman of the Board of Directors of the Corporation, is a Managing Director of Lazard Freres & Co. LLC.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify its selection of Deloitte & Touche LLP as independent accountants for the Corporation for the fiscal year 1998. Deloitte & Touche LLP serves as independent accountants for Minorco and various subsidiaries of Minorco.

     The Board of Directors intends to introduce at the Annual Meeting the following resolution:

          RESOLVED, that selection by the Board of Directors of the Corporation of Deloitte & Touche LLP as independent accountants for the Corporation for the year 1998 be, and it hereby is, ratified.

     It is expected that members of Deloitte & Touche LLP will attend the Annual Meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.

     The affirmative vote of a majority of the votes cast by the holders of Common Shares voting thereon is necessary for adoption of the ratification of the selection of independent accountants.

     The Board of Directors recommends that you vote FOR the ratification of the selection of independent accountants.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders intended to be submitted at the 1999 Annual Meeting of Stockholders must be received by the Corporation at its principal executive offices on or before December 3, 1998 to be eligible for inclusion in the Corporation's proxy statement and accompanying proxy for such meeting.

                                 MISCELLANEOUS

     The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by facsimile by a few regular employees of the Corporation without additional compensation. The Corporation does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

     A copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission (without exhibits) will be made available to stockholders without charge upon written request to the Corporate Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.


                                                                  March 31, 1998

--------------------------------------------------------------------------------
     Please mark your                                                    1796
[X]  vote as in this
     example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2.
--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------
                 FOR       WITHHELD
1. Election of
   Directors.    [_]         [_]
   (see reverse)

For, accept vote withheld from the following nominee(s):

________________________________________________________

                                 FOR           AGAINST        ABSTAIN
2. Approval of
   independent                   [_]             [_]            [_]
   accountants

                   Change of Address
                   or Comments                                  [_]
                   (on reverse).

                   I will attend the Annual Meeting             [_]


                   The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


SIGNATURE(S)___________________________________________ DATE___________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                               [Terra LOGO HERE]


                             TERRA INDUSTRIES INC.
                        Annual Meeting of Stockholders


                         DATE:   Tuesday, May 5, 1998

                         TIME:   9:00 A.M.

                         PLACE:  Sioux City Hilton
                                 707 Fourth Street
                                 Sioux City, Iowa 51101

                                     PROXY

                             TERRA INDUSTRIES INC.

              Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM R. LOOMIS, JR., BURTON M. JOYCE and FRANCIS G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockkholders (including adjournments) of TERRA INDUSTRIES INC. to be held May 5, 1998, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.

Election of Directors, Nominees:

E.G. BEIMFOHR, C.L. BROOKINS, E.M. CARSON,
D.E. FISHER, B.M. JOYCE, A.W. LEA, W.R. LOOMIS, JR.,
J.R. NORTON III, H.R. SLACK AND R.L THOMPSON

(Comments or Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.
                                                                    ------------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                    ------------

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


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This service, available 24 hours a day, is a quick way to receive quarterly
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Just dial 1-800-758-5804 and use the Terra code, 437906.

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                                     .....

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